Exhibit (a)(1)(C)

VIRAGE LOGIC CORPORATION

OFFER TO EXCHANGE OPTIONS AND SSARs

ELECTION FORM

Before signing this Election Form, please make sure you have received, read and understand the documents that make up the offer, including: (1) the Offer to Exchange Certain Outstanding Options and Stock Settled Appreciation Rights for Restricted Stock Units (the “Offer to Exchange”) of Virage Logic Corporation, a Delaware corporation (“Virage Logic”), dated May 29, 2008; (2) the Memorandum from our President and CEO to employees, dated May 29, 2008; (3) this Election Form; (4) the withdrawal form; and (5) the form of restricted stock unit agreement (collectively, the “Offer Documents”). The offer is subject to the terms of these documents as they may be amended and supplemented. The offer provides eligible employees who hold outstanding options to purchase shares of common stock (“Options”) and/or stock settled appreciation rights (“SSARs”) the opportunity to exchange these Options and/or SSARs for restricted stock units as set forth in Section 2 of the Offer to Exchange. The offer expires at 5:00 p.m., Pacific Time (U.S.), on June 27, 2008, unless Virage Logic extends the offer (the “Expiration Date”). PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS ELECTION FORM.

In accordance with the terms outlined in the Offer Documents, the number of restricted stock units you receive will be based on the exchange ratios set forth in Section 2 of the Offer to Exchange. Each restricted stock unit will vest in accordance with the schedule described in Section 9 of the Offer to Exchange. In order to receive shares of our common stock upon vesting of a restricted stock unit granted to you pursuant to this offer, you must remain an employee of Virage Logic on the date that the restricted stock unit vests. Once we have accepted your exchanged Options and/or exchanged SSARs for exchange, your exchanged Options and exchanged SSARs will be cancelled, and you will no longer have any rights under those Options and/or SSARs.

Please see Appendix A to this Election Form for a summary of your outstanding Options and/or SSARs that you may tender for exchange in this offer.

BY PARTICIPATING IN THE OFFER, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in the offer, please indicate your election by checking the appropriate box below and completing and signing this Election Form. Please be sure to follow the instructions to this Election Form, which are attached.

☐	Yes, I wish to tender for exchange all of my Options and/or SSARs.

☐	Yes, I wish to tender for exchange the Option grants and/or SSAR grants listed below:

Option Number	Grant Date	SSAR Number	Grant Date

Unless I properly withdraw this election, the Options and/or SSARs tendered as set forth above will be irrevocably cancelled on June 30, 2008.

Employee Signature ____________________________	Date and Time __________________

Employee Name (Please Print) ____________________	E-mail Address _________________

RETURN TO US NO LATER THAN 5:00 P.M., PACIFIC TIME (U.S.), ON JUNE 27, 2008 BY INTEROFFICE OR U.S. MAIL, INTERNATIONALLY RECOGNIZED COURIER, FACSIMILE, E-MAIL OR HAND DELIVERY AS FOLLOWS:

Virage Logic Corporation 47100 Bayside Parkway Fremont, California 94538 Attention: Christine Russell Telephone: (510) 360-8025 Facsimile: (510) 360-8078 E-mail: option.exchange@viragelogic.com

YOU MAY WITHDRAW THIS ELECTION BY SUBMITTING A PROPERLY COMPLETED AND SIGNED WITHDRAWAL FORM THAT WAS PREVIOUSLY PROVIDED TO YOU AND DELIVERING IT TO US AS PROVIDED IN THE OFFER TO EXCHANGE AND WITHDRAWAL FORM BEFORE THE EXPIRATION DATE. ONLY DOCUMENTS THAT ARE COMPLETE, SIGNED AND ACTUALLY RECEIVED BY US BY THE EXPIRATION DATE WILL BE ACCEPTED.

VIRAGE LOGIC CORPORATION

OFFER TO EXCHANGE OPTIONS AND SSARs

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Election Form.

To participate in the offer, you must complete and sign this Election Form and deliver it by interoffice or U.S. mail, internationally recognized courier, facsimile, e-mail or hand delivery to us as follows:

Virage Logic Corporation

47100 Bayside Parkway

Fremont, California 94538

Attention: Christine Russell

Telephone: (510) 360-8025

Facsimile: (510) 360-8078

E-mail: option.exchange@viragelogic.com

We must receive your properly completed and signed Election Form before the Expiration Date. The Expiration Date will be 5:00 p.m., Pacific Time (U.S.), on June 27, 2008, unless we extend the offer.

The delivery of all required documents, including this Election Form, is at your risk. Delivery of documents will be deemed made only when actually received by Virage Logic. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of this Election Form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received this Election Form. Only documents that are complete, signed and actually received by us by the Expiration Date will be accepted.

Our receipt of this Election Form is not by itself an acceptance of your Options and/or SSARs for exchange. We will give written notice to Option and/or SSAR holders of our acceptance of Options and/or SSARs for exchange promptly after the Expiration Date. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options and/or SSARs accepted for exchange will be cancelled on the cancellation date, which we presently expect will be June 30, 2008.

Virage Logic will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an e-mail confirmation of receipt of this Election Form, by signing this Election Form, you may not rely on our intent to do so. Any confirmation of receipt sent to you will merely be a notification that we have received your Election Form and does not mean that your Options and/or SSARs have been accepted for exchange or cancelled. Your Options and/or SSARs that are accepted for exchange will be cancelled on June 30, 2008, unless we extend the offer.

2.	Withdrawal and Additional Tenders.

You may withdraw all of the Options and/or SSARs that you previously tendered for exchange at any time before the Expiration Date, which is expected to be 5:00 p.m., Pacific Time (U.S.), on June 27, 2008. If we extend the offer, you may withdraw your Options and/or SSARs at any time until the extended Expiration Date.

In addition, although we intend to accept all validly tendered Options and/or SSARs from eligible employees that are not properly withdrawn promptly after the Expiration Date, if we have not accepted your Options and/or SSARs by 9:00 p.m., Pacific Time (U.S.), on July 23, 2008, you may withdraw your Options and/or SSARs at any time thereafter.

To validly withdraw the Options and/or SSARs that you previously tendered for exchange, you must deliver by interoffice or U.S. mail, internationally recognized courier, facsimile, e-mail or hand delivery to us a properly completed and signed withdrawal form as follows:

Virage Logic Corporation

47100 Bayside Parkway

Fremont, California 94538

Attention: Christine Russell

Telephone: (510) 360-8025

Facsimile: (510) 360-8078

E-mail: option.exchange@viragelogic.com

while you still have the right to withdraw the Options and/or SSARs. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the Expiration Date.

If you withdraw your Options and/or SSARs, you may again elect to participate at any time before the Expiration Date. All Options and/or SSARs that you withdraw will be deemed not validly tendered for purposes of the offer, unless you properly reelect to exchange those Options and/or SSARs before the Expiration Date. To reelect to exchange any of those Options and/or SSARs, you must submit a new election form to us before the Expiration Date by following the procedures described in Section 1 above. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.

3.	Tenders.

If you decide to participate in the offer, you may exchange any or all of your option grants and/or SSAR grants. However, you cannot exchange part of any Option grant and/or SSAR grant. Instead, you must exchange all shares of our common stock subject to each Option grant and/or SSAR grant. The only case in which we will accept partial tenders of Option grants and/or SSAR is if such Option or SSAR is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). This means that you may not elect to exchange only some of the shares covered by any particular Option grant and/or any particular SSAR grant. If you wish to do so, you may exercise any portion of an Option and/or SSAR that has vested and is exercisable and exchange the remainder, or unexercisable portion. Any such partial exercise of options and/or SSARs may subject you to tax consequences. For that reason, we recommend that you consult your personal tax, financial and legal advisors to determine the tax and other consequences of any such partial exercise.

4.	Signatures on this Election Form.

If this Election Form is signed by the holder of the Options and/or SSARs, the signature must correspond with the name as written on the face of the Option agreement and/or agreements and SSAR agreement or agreements to which the Options and/or SSARs, respectively, are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your Option agreement and/or SSAR agreement was signed, please submit proof of the legal name change.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Virage Logic of the authority of that person to act in that capacity must be submitted with this Election Form.

5.	Other Information on This Election Form.

In addition to signing this Election Form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

6.	Requests for Assistance or Additional Copies.

You should direct questions about the offer and requests for additional copies of the Offer to Exchange and the other Offer Documents to us as follows:

Virage Logic Corporation

47100 Bayside Parkway

Fremont, California 94538

Attention: Christine Russell

Telephone: (510) 360-8025

Facsimile: (510) 360-8078

E-mail: christine.russell@viragelogic.com

Copies will be furnished promptly at Virage Logic’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Election Form. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or any Options and/or SSARs elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all validly tendered Options and/or SSARs from eligible employees that are not properly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any tender of any particular Options and/or SSARs or for any particular Option and/or SSAR holder, provided that if we grant any such waiver, it will be granted with respect to all Option and/or SSAR holders and tendered Options and/or SSARs. No tender of Options and/or SSARs will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Option and/or SSAR holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: This Election Form together with all other required documents must be received by us by interoffice or U.S. mail, internationally recognized courier, facsimile, e-mail or hand delivery before 5:00 p.m., Pacific Time (U.S.), on June 27, 2008 as set forth in Section 1 above.

8.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, the other Offer Documents and all other documents referenced therein before deciding to participate in the offer.

9.	Important Tax Information.

You should refer to Section 14 of the Offer to Exchange, which contains important material income tax information. We recommend that you consult with your own tax advisors to discuss the consequences to you of this transaction before deciding whether or not to participate in the offer.

APPENDIX A

Virage Logic Corporation

47100 Bayside Parkway

Fremont, California 94538

Name	ID	Grant Number	Grant Date	Plan/Type	Shares	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable

TOTALS